UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                            Steakhouse Partners, Inc.
                             ----------------------
                                (Name of issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of class of securities)

                                    857875108
                             ----------------------
                                 (CUSIP number)

                                February 14, 2005
                               -------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b) [X] Rule 13d-1(c) [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 857875207

1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         GRI Fund, LP - 27-0031529
------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group

(a)
         ---------
(b)      X (1)
         ---------

------------------------------------------------------------------
3.       SEC Use Only

------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware

------------------------------------------------------------------
Number of                  5.       Sole Voting Power
Shares                              540,000
Beneficially                        ------------------------------
Owned by                   6.       Shared Voting Power
Each                                0
Reporting                           ------------------------------
Person                     7.       Sole Dispositive Power
With                                540,000
                                    ------------------------------
                           8.       Shared Dispositive Power
                                    0

------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         540,000(1)
------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)
         10.4%
------------------------------------------------------------------
12.      Type of Reporting Person
         PN

     (1) Disclaims group and beneficial ownership of shares not owned of record.

CUSIP No. 857875207


1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         George Rich(1)
------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

(a)
         ---------
(b)      X (1)
         ---------

------------------------------------------------------------------
3.       SEC Use Only

------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States

------------------------------------------------------------------
Number of                  5.       Sole Voting Power
Shares                              443,297(3)
Beneficially                        ------------------------------
Owned by                   6.       Shared Voting Power
Each                                540,000(2)
Reporting                           ------------------------------
Person                     7.       Sole Dispositive Power
With                                443,297(3)
                                    ------------------------------
                           8        Shared Dispositive Power
                                    540,000(2)

------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         983,297(2)(3)

------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares


------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)
         18.6%

------------------------------------------------------------------
12.      Type of Reporting Person
         IN

(1) George Rich is the sole member and manager of Stevenson Partners, LLC, which is the 1% general partner of GRI Fund, L.P.
(2) Disclaims group and beneficial ownership of shares not owned of record.
(3) This amount includes 83,333 shares issuable upon exercise of options exercisable within 60 days.

Item 1(a).     NAME OF ISSUER:

         Steakhouse Partners, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         10200 Willow Creek Road
         San Diego, California 92131

Item 2(a).     NAME OF PERSON FILING:

         GRI Fund, LP
         George Rich

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
               RESIDENCE:

         904 South Broadway
         Baltimore, Maryland 21231

Item 2(c).     CITIZENSHIP:

         United States
         Maryland

Item 2(d).     TITLE OF CLASS OF SECURITIES:

         Common Stock

Item 2(e):     CUSIP NUMBER:

         857875207

Item 3:   REPORTING PERSON:

         PN
         IN

Item 4.   OWNERSHIP:

         See responses to Items 5 - 11 on pages 2 and 3 above.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:
         Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP:

         Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

Item 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 2005                      GRI Fund, LP

                                             By:        Stevenson Partners, LLC,
                                                        General Partner

                                             By:        /s/ George Rich
                                                        ----------------------
                                                        Name: George Rich
                                                        Title: Managing Member

Date: February 16, 2005                                 /s/ George Rich
                                                        ----------------------
                                                        George Rich